Exhibit 10.10(c)

«Name»

Metavante Non-Statutory Stock Option Award

«Date» Certificate of Award Agreement

Number of stock options awarded:	«Shares»

Price per share at which options are exercisable:	$_____________

Date options were awarded (“Grant Date”):	______________

Vesting Schedule:	25% vests one year after Grant Date

50% vests two years after Grant Date

75% vests three years after Grant Date

100% vests four years after Grant Date

Option term:	10 years

See the Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this Option Award, including the time period for exercise under various termination events and other important information concerning this award.

This document is intended as a summary of your individual Option Award. If there are any discrepancies between this summary and the provisions of the formal documents of this Award, including the Terms of the Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

Metavante Technologies, Inc.

Terms of the Award Agreement

1. Nonstatutory Stock Option. This option award is a nonstatutory stock option (the “Option”) granted under the Metavante 2007 Equity Incentive Plan (the “Plan”) and will become vested in accordance with the schedule contained in the Certificate of Award Agreement (the “Certificate”).

2. Termination of Employment. Notwithstanding the vesting schedule reflected in the Certificate, if your employment with the Company terminates, this Option will be exercisable as follows:

(a) Death. In the event your employment terminates as a result of your death, any unvested portion of this Option shall automatically become fully and immediately vested. Any unexercised, vested portion of this Option shall be exercisable for one (1) year after your death, but not beyond the remaining Option term.

(b) Disability. In the event your employment terminates as a result of your disability (as defined in the Company’s long-term disability plan), any unvested portion of this Option shall automatically become fully and immediately vested. Any unexercised, vested portion of this Option shall be exercisable for one (1) year after your termination, but not beyond the remaining Option term.

(c) Retirement. In the event your employment terminates as a result of your retirement (as defined below), any unvested portion of this Option shall automatically become fully and immediately vested. Any unexercised, vested portion of this Option shall be exercisable for the lesser of (i) the remaining Option term, or (ii) one (1) year after your death. For purposes of this award agreement, “retirement” shall mean your termination of employment without Cause on or after age 55 if the sum of your age at termination of employment and years of service with the Company total 65 or more.

(d) Cause. In the event your employment is terminated for Cause, this Option shall cease to be exercisable on the date of such termination.

(e) Other Termination. In the event your employment terminates for any other reason, the vested portion of this Option shall be exercisable for ninety (90) days after your termination, but not beyond the remaining Option term.

In all cases, the Option shall be exercisable only to the extent it is vested on the date your employment terminates. In no event will it be exercisable after the end of the Option term as reflected on the Certificate.

3. Method of Exercising Option. You may exercise this Option, provided that it meets all vesting requirements, by logging on to netbenefits.fidelity.com or by calling Fidelity at 1-800-544-9354. The website provides you with detailed instructions regarding how to exercise stock options as well as other relevant information pertaining to your grant. Keep in mind that if you are considered an “insider” you are subject to blackout restrictions which may prevent exercise during certain time periods referred to as the ‘blackout period.” If you are considered an “insider” you have been notified of the restrictions by the Company in writing.

4. Taxes. The Company may require payment or reimbursement of or may withhold any tax it believes is required as a result of the exercise of this Option, and the Company may defer making delivery of the Shares until arrangements satisfactory to it have been made with respect to such withholding obligation.

5. Change of Control. Notwithstanding Section 2 above and notwithstanding the vesting schedule reflected in the Certificate, in the event of your termination for Good Reason (as defined in your Change of Control Agreement) or your involuntary termination by the Company for a reason other than Cause within two (2) years after a Change of Control of the Company (a) any unvested portion of this Option shall automatically become fully and immediately vested and (b) any unexercised, vested portion of this Option shall be exercisable for the lesser of (i) the remaining Option term or (ii) five (5) years after the date of such termination.

6. Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.

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